Exhibit 3.124

English Translation

Articles of Incorporation

of

Global Crossing PEC Switzerland AG

I.	CORPORATE NAME, REGISTERED OFFICE, DURATION AND PURPOSE OF THE CORPORATION

Article 1

Under the corporate name

Global Crossing PEC Switzerland AG

a corporation exists having its registered office in Zurich. The duration of the corporation is unlimited.

Article 2

The purpose of the corporation is the acquisition, holding, installation, operation, administration and maintenance of telecommunications networks such as cable and duct networks and other networks as well as the related infrastructure.

In addition, its purpose is the offering of telecommunications services in Switzerland.

The corporation may open branch offices and subsidiaries in Switzerland and abroad and acquire participations in other companies in Switzerland and abroad.

The corporation may acquire, hold and sell real estate.

The corporation may grant loans or other financing to other companies of the Global Crossing group and may furnish any security for the obligations of such other companies, including by the pledge or the fiduciary transfer of ownership of assets of the corporation or by guarantees of any kind.

The corporation may engage in any commercial, financial or other activities which are related to the purpose of the corporation.

II.	SHARE CAPITAL AND SHAREHOLDERS’ REGISTER

Article 3

The share capital of the corporation amounts to CHF 2,100,000.— (two million one hundred thousand Swiss Francs) and is divided into 2,100 registered shares with a par value of CHF 1,000.— each.

The shares are fully paid-in.

The corporation is entitled to issue share certificates which represent several shares in lieu of certificates for individual shares.

The shareholders’ meeting may, at any time, convert registered shares into bearer shares or bearer shares into registered shares by amending the articles of incorporation.

The ownership or the usufruct of a share title or share certificate and each exercise of shareholders’ rights automatically entails recognition of the version of the articles of incorporation of the corporation then in force.

Article 3a

After its incorporation, the corporation intends to acquire from A. Mangola & Cie, in Liquidation, a private limited partnership, an independent and permanent superficies right on a real estate in the community of Vernier, registered on sheet 2533 of the community of Vernier and encumbering parcel 2445, for a price of not more than CHF 5,000,000 (five million Swiss Francs).

Article 4

The board of directors shall maintain a shareholders’ register in which the names and addresses of the owners and usufructuaries shall be entered. Only those registered in the shareholders’ register shall be recognized as shareholders or usufructuaries towards the corporation. The entry of a shareholder or usufructuary into the shareholders’ register must be confirmed by signature of a member of the board of directors on the share title or share certificate.

III.	CORPORATE BODIES OF THE CORPORATION

Article 5

The corporate bodies of the corporation are:

A.	The shareholders’ meeting

B.	The board of directors

C.	The auditors

A.	The Shareholders’ Meeting

Article 6

The shareholders’ meeting is the supreme corporate body of the corporation.

It has the following non-transferable powers:

1.	to adopt and amend the articles of incorporation;

2.	to elect and recall the members of the board of directors and the auditors;

3.	to approve the annual report and the consolidated accounts;

4.	to approve the annual accounts as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

5.	to grant discharge to the members of the board of directors;

6.	to pass resolutions regarding issues which are reserved to the shareholders’ meeting by law or by the articles of incorporation.

Article 7

Shareholders’ meetings shall be convened by the board of directors and, if need be, by the auditors.

The ordinary shareholders’ meeting shall be held annually within six months after the close of the business year. The business report and the auditors’ report must be submitted for examination by the shareholders at the registered office of the corporation at least twenty days prior to the date of the ordinary shareholders’ meeting. Each shareholder may request the immediate conveying of these documents. The shareholders shall be advised of these rights in the convening letter.

Extraordinary shareholders’ meetings shall be called as often as necessary, in particular in all cases required by law. Extraordinary shareholders’ meetings shall be convened by the board of directors within twenty days if shareholders representing at least ten percent of the share capital request such meeting in writing, setting forth the items to be discussed and the proposals to be decided upon.

The convening of the shareholders’ meeting shall take place at least twenty days prior to the day of the meeting. The convening letter shall state the agenda as well as the proposals of the board of directors and the shareholders who have requested the shareholders’ meeting or that an item be included on the agenda. The convening shall take place by registered mail to the shareholders to the addresses entered in the shareholders’ register.

The shareholders’ meeting shall be held at the registered office of the corporation or at another place designated by the board of directors.

Article 8

Each share entitles to one vote. Each shareholder may be represented at the shareholders’ meeting by another shareholder or by a third party who need not be a shareholder. The representative must be authorized by a written power of attorney. The board of directors decides on his admission.

Article 9

The shareholders’ meeting shall be chaired by the chairman, or, in his absence, by another member of the board of directors or by another chairman elected for that day by the shareholders’ meeting. The chairman designates the secretary for the minutes.

The board of directors shall take the necessary measures to ascertain the voting rights.

It shall arrange for the taking of minutes. These shall include:

1.	the number, type, par value and classes of shares represented by shareholders, corporate bodies, independent proxies of voting rights and proxies for deposited shares;

2.	the resolutions and results of elections;

3.	the requests for information and the respective replies;

4.	the statements for the record made by shareholders.

The shareholders have a right to examine the minutes.

Article 10

The shareholders’ meeting shall pass its resolutions and carry out its elections with an absolute majority of the share votes represented, to the extent that neither the law nor the articles of incorporation provide otherwise.

The powers and organization of the shareholders’ meeting are governed by the articles 698 – 705 of the Code of Obligations.

B.	The Board of Directors

Article 11

The board of directors consists of one or several members who must be shareholders. It shall, as a rule, be elected by the ordinary shareholders’ meeting in each case for a term of office of one year. The term of office of a member of the board of directors shall expire upon the day of the next ordinary shareholders’ meeting, subject to prior resignation and removal. Newly-appointed members shall complete the term of office of their predecessors.

The board of directors shall constitute itself. It appoints its chairman and the secretary who may be appointed in each case for taking the minutes of a meeting of the board of directors and need not be a member of the board of directors.

The members of the board of directors and the further managing corporate bodies shall have joint signing authority by two, to the extent that the organizational regulation does not provide otherwise.

If the board of directors has only one member, he shall have sole signing authority.

Article 12

The board of directors is empowered to decide all matters which have not been delegated, by law or by these articles of incorporation, to the shareholders’ meeting or the auditors.

The board of directors has the following non-transferable and irrevocable duties:

1.	to ultimately direct the corporation and issue the necessary directives;

2.	to determine the organization;

3.	to organize the accounting, the financial control as well as the financial planning, insofar as this is necessary to manage the corporation;

4.	to appoint and recall the persons entrusted with the management and representation of the corporation;

5.	to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law, the articles of incorporation, regulations and directives;

6.	to prepare the business report as well as the shareholders’ meeting and to implement the latter’s resolutions;

7.	to inform the judge in the event of over-indebtedness.

The board of directors may assign the preparation and the implementation of its resolutions or the supervision of business transactions to committees or individual members. It shall provide for adequate reporting to its members.

Article 13

Meetings of the board of directors shall be convened whenever required by the business of the corporation or if one or several members of the board of directors request that a meeting be convened. The resolutions of the board of directors are adopted by the majority of votes cast. The chairman shall have the casting vote. Resolutions may also be adopted by way of written consent to a proposition unless a member of the board of directors requests oral deliberation. Circular resolutions require the valid approval of the majority of the members of the board of directors.

The board of directors may fully or partially delegate the management to one or several of its members or to third parties in accordance with an organizational regulation. The board of directors may delegate the representation to one or several of its members (delegates) or to third parties (directors). At least one member of the board of directors must be empowered to represent the corporation. The non-transferable and irrevocable duties of the board of directors pursuant to article 716a of the Code of Obligations shall be reserved.

The board of directors shall enact the necessary regulations.

Article 14

The members of the board of directors shall receive an adequate annual compensation for their activity. The members of the board of directors are entitled to reimbursement of their expenses incurred in the interest of the corporation.

C.	The Auditors

Article 15

The shareholders’ meeting elects one or several auditors as corporate auditors for the duration of one year. Legal entities may also be entrusted with the duties of the auditors.

The auditors must be able to perform their duties towards the corporation to be audited. The auditors must be independent from the board of directors and from a shareholder who has the majority of voting rights. In particular, they may neither be employees of the corporation to be audited nor undertake any duties for it which are not compatible with the auditing mandate.

The auditors shall perform the legally required duties (articles 727 – 731a of the Code of Obligations).

IV.	ANNUAL ACCOUNTS AND DISTRIBUTION OF PROFITS

Article 16

The business year ends annually on December 31, for the first time on December 31, 2001.

The business report and the auditors’ report shall be drawn up in accordance with the provisions of the Code of Obligations. The business report and the auditors’ report must be submitted for examination by the shareholders at the registered office of the corporation at least twenty days prior to the date of the ordinary shareholders’ meeting.

Article 17

After deduction of the allocations to the legal reserves foreseen by law, the profits as shown on the balance sheet are at the disposal of the shareholders’ meeting. It may allocate the net profits at its absolute discretion in accordance with the provisions of the law.

If the shareholders’ meeting decides the distribution of a dividend, such dividend shall be distributed to the shareholders proportionally to the par value of the shares.

V.	DISSOLUTION OF THE CORPORATION

Article 18

The dissolution of the corporation shall take place in accordance with the provisions of the law.

In the event of dissolution, the liquidation shall be carried out by the board of directors or a liquidator elected by the shareholders’ meeting.

The liquidation of the corporation shall take place in accordance with article 742 et seq. of the Code of Obligations. The liquidators are authorized to dispose of the assets (including real estate) by way of private sale.

After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

VI.	NOTICES AND ANNOUNCEMENTS

Article 19

The publication instrument of the corporation is the Swiss Official Gazette of Commerce. The board of directors may designate further publication instruments. The notices of the corporation to the shareholders shall be mailed to the addresses entered in the shareholders’ register.

Zurich / June 21, 2007